Exhibit 10.28

                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

         THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT, effective as of April 23, 2001 between PHARMANETICS, INC., a corporation organized and existing under the laws of North Carolina, with its principal offices located at 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560 ("Pharmanetics"), and BAYER CORPORATION, an Indiana corporation, acting through its Diagnostics Division, with an office at 63 North Street, Medfield, Massachusetts ("Bayer Diagnostics").

                              W I T N E S S E T H:

         WHEREAS, Pharmanetics (formerly Cardiovascular Diagnostics, Inc.) , among other things, is engaged in the manufacture of certain hemostasis diagnostic products; and

         WHEREAS, Bayer Diagnostics (the successor in interest to Chiron Diagnostics Corporation) has experience and capability in the marketing and distribution of such products and desires to distribute Pharmanetics's hemostasis products by itself and through its Affiliates and distributors (hereinafter Bayer Diagnostics, its Affiliates and distributors shall collectively be referred to as "Bayer"); and

         WHEREAS, Pharmanetics and Bayer entered into that certain Distribution Agreement, dated August 28, 1998 (the "DA"), pursuant to which Bayer agreed to market and distribute certain of Pharmanetics's hemostasis diagnostic products on the terms set forth therein; and

         WHEREAS, Pharmanetics and Bayer each deem it necessary and advisable to amend certain provisions of the DA and to restate the terms and provisions of the DA as amended.

         NOW, THEREFORE, the parties agree as follows:

Definitions.

         The following capitalized terms shall have the meanings set forth below:

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"Accent Instrument" means the TAS Accent heparin titration management instrument.

"Act" means the Food, Drug and Cosmetic Act (21 U.S.C. ss.ss. 301 et seq.) and the regulations promulgated thereunder and all foreign equivalents thereof.

"Affiliate" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party. "Control" means the direct or indirect, legal or beneficial, (a) ownership of more than 50% of the outstanding voting rights of such person or entity or (b) the power or ability to direct the management or policies of such person or entity.

"CE Mark" means a symbol on product labeling that the device complies with the requirements of European Union In Vitro Diagnostics Directive.

"Controls" means Products manufactured by Pharmanetics which are used for quality control purposes.

"FDA" means the United States Food and Drug Administration or any successor agency, and all foreign equivalents thereof.

"Good Manufacturing Practices" or "GMP" means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, and all foreign equivalents thereof.

"Home Market" means the market for Products used by patients performing tests on themselves at home (i.e., outside of hospital, institutional or physician office locations).

"Instruments" means Pharmanetics's manual, compact, single test, portable analyzer, the TAS (thrombolytic assessment system), which provides point of patient care evaluations of hemostasis, and the Accent, portable compact microprocessor-based docking station to be used in conjunction with the TAS for purposes of heparin management during surgical procedures. Instruments sold by Bayer hereunder shall bear a Bayer label for all Instruments sold subsequent to an initial interim period, approximately 120 days after Pharmanetics receives the necessary approved artwork from Bayer.

"IVDD" means the European Union In Vitro Diagnostics Directive.

"MDR" means medical device reporting promulgated by FDA, requiring event malfunction, serios injury and death to be reported to FDA.

"New Products" means improvements and enhancements to Routine Products.

"Products"  means  Routine  Products,  New  Products,   Specialty  Products  and
Instruments.

"QSR" means the Quality System Regulation as promulgated by the FDA.
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"Release Criteria" means the Pharmanetics standards used in tests to determine whether a newly manufactured lot of New, Routine or Specialty Products is in compliance with the applicable Specifications. The Release Criteria in effect on the effective date of this Agreement are contained in Schedule 1.15. The Release Criteria may be amended from time to time by Pharmanetics subject to the reasonable approval of Bayer if such amendments alter the performance of the Product in a clinically significant manner. If such amendments are subject to approval Bayer shall approve the amended Release Criteria or suggest changes to it within ten (10) business days, after which time elapses the amended Release Criteria shall be effective.

"Routine Products" means Pharmanetics HMT, PT, aPTT, HTT, PRT and LHMT test cards and associated Controls.

"Specialty Products" means any test cards sold by Pharmanetics, excluding Routine Products and New Products, as they become available.

"Specifications" means the Pharmanetics design and manufacturing specifications for each New, Routine or Speciality Product, Instrument or Accent Instrument, as applicable. The Specifications in effect on the effective date of this Agreement are contained in Schedule 1.18. The Specifications may be amended from time to time by Pharmanetics and Pharmanetics shall provide Bayer with such amendments.

"Specified Markets" means the market for Products in the hospital. Bayer was entitled to provide written notice to Pharmanetics that Bayer desired to add distribution rights in any market in addition to the hospital market, other than the Home Market, for a period of 120 days subsequent to the effective date of the DA and any such market was added to the definition of Specified Markets.

"Territory" means the countries listed on Schedule 1.13.

"Vigilance" means the reporting of adverse events including MDR type events and recalls to competent authorities in the European Union.

Distribution of Product.

Exclusive Rights.

Grant. Subject to the limitations contained herein, Pharmanetics hereby grants to Bayer the sole and exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place ("sell"): (i) Routine Products and New Products within the Territory in the Specified Markets, and (ii) Specialty Products within the Territory in the Specified Markets, but excluding the United States and Canada from the definition of Territory for Specialty Products. Pharmanetics shall not, directly or indirectly, through technology licensing or otherwise, grant any third party any right to sell Routine Products in the Territory in the Specified Markets during the term of this Agreement. Pharmanetics hereby grants to Bayer the non-exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place ("sell") Instruments within the Territory in the Specified Markets during the term of this Agreement.

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Exceptions.  The rights  granted in paragraph  (a) above shall be subject to the following exceptions:

Notwithstanding any other provision or implication of this Agreement, Pharmanetics shall retain the right to provide Routine Products, New Products and Specialty Products to collaborative partners and other entities participating in such collaborations and such Routine Products, New Products and Specialty Products shall bear the Bayer label in the Territory in the Specified Markets. Collaborative partners shall mean entities collaborating with Pharmanetics in the development of new Specialty Products.

Exclusivity. During the term of this Agreement, Bayer shall not sell in the Territory in the Specified Markets any whole blood or plasma, point of care Products except under the terms of this Agreement. Neither Bayer nor any of its Affiliates or distributors shall distribute Products outside the Territory.

Requirements. Bayer shall purchase, and Pharmanetics shall supply, subject to the limitations of Section 5.7, all of Bayer's requirements of Products, including Routine Products, New Products, Specialty Products and Instruments for resale within the Territory. During the term of this Agreement, and for a period ending the later of five (5) years from the effective date of the DA or three
(3) years subsequent to termination hereof, neither Bayer nor any of its Affiliates shall manufacture any Products (using technology based upon iron oxide particles in combination with reagents in the presence of magnetic fields) or purchase any Products (using technology based upon iron oxide particles in combination with reagents in the presence of magnetic fields) from a supplier other than Pharmanetics.

Performance Requirements. Bayer shall use reasonable efforts, as determined in Bayer's sole discretion, to promote the sale of New and Routine Products. Bayer and Pharmanetics contemplate that the promotional efforts may include preparing promotional materials to be used in the Territory by Bayer, participating in appropriate trade shows, advertising in trade publications applicable to the Territory and directly soliciting orders from customers within the Territory by the appropriate Bayer sales force as determined in Bayer's sole discretion. Bayer shall be responsible for training customers with respect to New and Routine Products sold. Prior to the end of Phase II Product Development, Pharmanetics will promptly advise Bayer of the opportunity to market, promote and distribute newly developed Specialty Products within the Territory but excluding the USA and Canada. Upon receipt of such notice the parties shall meet within thirty (30) days to discuss development of sales and marketing plans, transfer pricing, customer support and market development materials for the Specialty Product. A comprehensive plan shall be established for each Territory where distribution of the Specialty Product is proposed by Bayer in response to notice by Pharmanetics. The marketing plan will include, but not be limited to, targeted launch dates, pricing, minimum sales quantities, the defined roles and responsibilities between the parties, and funding of market development activities. If Bayer determines not to market in the Territory subject to notice or if a mutually acceptable plan cannot be developed within ninety (90) days then Pharmanetics shall be entitled to terminate the grant of rights under
Section 2.1(a) for such specific country or countries subject to Pharmanetics

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notice. Bayer has developed its own customer technical support capabilities, and, except as provided in Section 2.8(g), shall have the sole responsibility for providing technical support to customers. Bayer shall be entitled to contract with Pharmanetics to supply technical support and training on terms as mutually agreed upon by Pharmanetics and Bayer. Pharmanetics and Bayer shall comply with the Act and other applicable international, legal, health and safety requirements, laws and regulations in all of their marketing and sales activities. Bayer shall not promote the Products for any intended or indications for use not approved for Products by applicable regulatory agencies.

Terms and Conditions. All orders for Products shall be initiated by written purchase orders. No order shall be binding unless consistent with this Agreement. Acceptance by Pharmanetics of Bayer's purchase order is expressly limited to and conditioned upon, and only upon, Bayer's acceptance of the terms and conditions set forth in this Agreement, which may not be changed or waived except in a writing signed by the parties. Bayer's purchase orders submitted to Pharmanetics shall be governed by the terms of this Agreement. Bayer and Pharmanetics agree that such orders and documents may include provisions which identify Products, quantities of Products, shipping dates, delivery information and prices and billing information in a manner not inconsistent with this Agreement and such provisions shall be binding on the parties.

Rejection for Obvious Damage. Bayer and its distributors shall notify Pharmanetics of obvious damage relating to the manufacturing or packaging of the Products (other than damage solely associated with the shipping of the Products) within forty-five (45) days of their respective receipt of the Products. Any such Product not rejected for obvious damage within forty-five (45) days after receipt by Bayer or its distributors (the "Rejection Period") shall be deemed accepted. A rejection by Bayer shall mean that Pharmanetics has received within the Rejection Period written notice of such rejection stating with particularity the reason therefor. Pharmanetics shall as promptly as possible replace any rejected Products at no cost to Bayer or its distributors. After the Rejection Period, Bayer may not return any such obviously damaged Products for any reason without Pharmanetics's prior written consent. Rejection for other reasons is addressed in Section 5.7(c) below.

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Expansion of Territory.

Pharmanetics will promptly advise Bayer in writing of opportunities for extension of Bayer's distribution rights into any country outside the Territory in which Pharmanetics desires to expand or any country where existing rights lapse or are subject to competitive bid or in any country in which Pharmanetics currently has a distribution agreement, in each case where Bayer has a distribution network in place. Pharmanetics agrees not to enter into any contract for distribution rights in such other country until the earlier of the receipt of a proposal from Bayer regarding such country or the expiration of the ninety (90) day period following Bayer's receipt of written notification pursuant to this sub-section. In considering the award of any expansion territory, the parties hereto agree to consider the relationship of Pharmanetics and Bayer and Bayer's performance hereunder as a criteria in making any such award. Nothing in this sub-section shall limit the rights of Pharmanetics to solicit, review or negotiate with any party at any time with respect to areas outside the Territory as the same may exist from time to time.

Notwithstanding the foregoing, if Pharmanetics determines to enter into any agreement or significant negotiations with a third party granting distribution rights to such party with respect to (i) Specialty Products in the United States or Canada or (ii) Products in the Home Market, Pharmanetics will promptly advise Bayer in writing prior to entering into any such negotiations or agreement granting any such distribution rights to a third party. Pharmanetics agrees not to enter into a distribution agreement for (i) Specialty Products in the United States or Canada or (ii) Products in the Home Market until the earlier of the receipt of a proposal from Bayer regarding such rights or the expiration of the ninety (90) day period following Bayer's receipt of written notification pursuant to this sub-section. In considering the award of any such rights, Pharmanetics agrees to consider the relationship of Pharmanetics and Bayer and Bayer's performance hereunder as a criteria in granting such distribution rights. Nothing in this Sub-section shall limit the rights of Pharmanetics to solicit, review or negotiate with any party at any time with respect to such distribution rights. The provisions of this subparagraph relating to Bayer's opportunity to gain distribution rights in the Home Market shall not be available to Bayer if Bayer determines to enter any agreement with a third party relating to the Home Market or if Bayer enters into significant negotiations with a third party regarding the Home Market if such third party is not Pharmanetics. Bayer shall discuss with Pharmanetics its plans regarding the Home Market prior to entering the Home Market and prior to entering into an agreement with a third party relating to the sale of products to the Home Market.

Pharmanetics will use its best efforts to facilitate and aid Bayer's negotiations with Tokuyama Soda Company, Ltd., (excluding the payment of any money) regarding distribution of Pharmanetics PT and aPTT cards in Japan, Korea and Taiwan.

Pharmanetics and Bayer jointly developed and agreed to a worldwide distributor transition plan to provide for granting distributor relationships in favor of Bayer as and when permitted under any such existing distribution agreements.

Order Fulfillment of Specialty Products in the United States and Canada.

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Pharmanetics hereby grants Bayer the non-exclusive right to process orders for the Specialty Products within the United States and Canada in the Specified Markets pursuant to the terms and conditions of this Section 2.8. Pharmanetics shall be responsible for preparing all materials to be used in connection with the marketing of the Specialty Products in the United States and Canada. Pharmanetics, at its expense, shall provide Bayer with reasonable quantities of such materials for use by Bayer in connection with its fulfillment duties relating to the Specialty Products in the United States and Canada.

Pursuant to the terms and conditions of this Section 2.8, Bayer shall process orders placed with Pharmanetics and received by Bayer directly from a prospective customer for Specialty Products to be sold by Pharmanetics in the United States or Canada (a "Specialty Product Order").

Immediately upon receipt of a Specialty Product Order (as defined below), Bayer will provide Pharmanetics with information regarding the Specialty Product Order, including the name and address of the customer, the Specialty Product to be purchased by such customer, delivery dates and delivery instructions. Upon Pharmanetics receipt of such information, Pharmanetics will provide Bayer with the purchase price at which Pharmanetics will sell the Specialty Product to the customer (the "Specialty Product Order Purchase Price").

Within one business day of Bayer's receipt of a Specialty Product Order Purchase Price, Bayer will perform a credit check on the customer referred to in the Specialty Product Order, and if Bayer at Bayer's reasonable discretion approves such customer, then Bayer shall promptly request in writing that Pharmanetics deliver to the Customer the Specialty Product(s) referred to in the Specialty Product Order (an "Approved Specialty Product Order"). With respect to each Approved Specialty Product Order, Bayer shall assume all responsibility for billing the customer and collecting from the customer. In the event Bayer rejects a Specialty Product Order, it shall promptly notify Pharmanetics of the same in writing and Pharmanetics shall be permitted to process the rejected Specialty Product Order.

Pharmanetics shall use its best efforts to deliver the Specialty Products ordered by the customer in accordance with the delivery schedule and in the quantities specified in the Approved Specialty Product Order. At no time shall title to Specialty Products delivered pursuant to this Section 2.8(d) pass to Bayer. Pharmanetics will provide Bayer with notice of a delivery pursuant to this Section 2.8(d) promptly after shipment.

For each Specialty Product delivered to a Customer pursuant to this Section 2.8, Bayer shall pay Pharmanetics an amount as set forth in Schedule 2.8. Such amounts shall be due and payable seventy (70) days from date of invoice. The failure of Bayer to collect any amounts due pursuant to any Approved Specialty Product Order shall in no way affect amounts due to Pharmanetics, provided however, that Bayer may deduct amounts customers refuse to pay for reasons related to Product defects.

Pharmanetics shall be responsible for providing technical support to customers of Specialty Products delivered pursuant to an Approved Specialty Product Order.

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The provisions of this Section 2.8 shall in no way be deemed to restrict the ability of Pharmanetics to provide Specialty Products to collaborative partners and other entities participating in such collaborations and such Specialty Products in the United States and Canada.


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Marketing and Support Activities.

Quarterly Meetings; Reports. The parties shall meet at least quarterly to discuss performance, quality, regulatory matters, sales and marketing plans, pricing, customer support, product improvement suggestions and other information concerning the marketing and development of the Products. Bayer shall provide information available to it about the Products and their ability to compete with other diagnostic products for related uses and to meet customer needs. Bayer shall provide Pharmanetics on a monthly basis, by the fifteenth of each month, general information regarding sales of the Products such as broad pricing trends by geographic region as well as sales information indicating sales by country or geographic region, where available to Bayer.

Promotional Material. Pharmanetics will furnish Bayer with examples of promotional literature and advertisements it prepares for the Products. Bayer shall not copy or utilize any promotional material prepared by it without obtaining the prior written approval thereof from Pharmanetics. Pharmanetics's approval shall not be unreasonably withheld or delayed. Bayer shall submit by courier camera ready copy for the labels and package inserts to Pharmanetics for approval. Pharmanetics shall respond within fourteen (14) days of receipt. If no written objection is received from Pharmanetics within fourteen (14) days after the courier package is received by Pharmanetics, Bayer will contact Pharmanetics to obtain Pharmanetics's approval for the copy as submitted, or as modified in accordance with Pharmanetics's instructions. If no written objection is received by Bayer, approval by Pharmanetics will be deemed to have been granted after such contact and the lapse of ten (10) days. Pharmanetics and Bayer shall comply with all requirements of the Act, local laws, regulations and other laws in their advertising and other promotional activities.

Packaging, Labeling. Pharmanetics shall manufacture, label and package the Products in final form for distribution by Bayer. Bayer shall provide camera ready copy for the labels containing Bayer trade dress. In addition to all applicable legal requirements, the labels shall comply with the requirements set forth in Section 3.4 below, shall display "Pharmanetics" and shall identify Pharmanetics as the manufacturer of the Products. Bayer shall not repackage or label any Products and shall not alter any Products or any package or label used in connection with any Products except as specifically authorized by Pharmanetics. In the event that Pharmanetics shall authorize or require repackaging or re-labeling, Bayer shall comply in all respects with the instructions of Pharmanetics, at the expense of Pharmanetics.

Trademarks and Trade Names. Pharmanetics hereby grants Bayer, the nontransferable right to use in the Territory the trademarks and tradenames listed on Schedule 3.4, and any other trademarks owned by Pharmanetics which it may designate in writing for use by Bayer (the "Trademarks"), in connection with the marketing and sale of the Products for the duration of the Agreement. Bayer's distributors and Affiliates shall be entitled to the use of such Trademarks, subject to the terms and conditions of this Agreement, so long as such use is authorized only in connection with distribution of Products

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hereunder and subject to terms and conditions substantially similar to those contained in this Agreement. The Products shall be marketed and sold only under the Trademarks and the name "Pharmanetics" as required under Section 3.3 and such other marks as Bayer may use for its other products. Each Product marketed and sold shall conspicuously bear the name and Trademarks of Pharmanetics in addition to any Bayer marks. Each Instrument sold in connection with Specialty Products delivered pursuant to Section 2.8 shall bear the "Rapidpoint Coag" trademark. Bayer acknowledges that it has and will obtain no proprietary interest in the Trademarks and agrees not to use the same as part of its corporate or business name. Subject to the sale of any inventory existing as of the date of any such termination, Bayer's, its distributors' and its Affiliates' right to the use of any Trademark or other property of Pharmanetics shall terminate immediately upon termination of this Agreement. Bayer shall use the Trademarks only in the manner prescribed by Pharmanetics. Bayer hereby grants Pharmanetics the nontransferable right to use in the Territory the trademarks and tradenames listed on Schedule 3.4, and any other trademarks owned by Bayer which it may designate in writing for use by Pharmanetics (the "Bayer Trademarks"), in connection with the marketing and sale of the Products. During the term of this Agreement, the Products shall be marketed and sold by Bayer only under the Trademarks, the Bayer Trademarks, and such other marks as Pharmanetics may use for its other products. Pharmanetics acknowledges that it has and will obtain no proprietary interest in the Bayer Trademarks and agrees not to use the same as part of its corporate or business name. Subject to the sale of any inventory or work-in process existing at the date of any such termination, Pharmanetics's right to the use of any Bayer Trademark or other property of Bayer shall terminate immediately upon termination of this Agreement. Pharmanetics shall use the Bayer Trademarks only in the manner prescribed by Bayer. The Products are offered for sale and sold by Bayer and Pharmanetics subject in every case to the condition that such sale does not convey any licenses, express or implied, to manufacture, duplicate or otherwise copy or reproduce any Product. In the event of termination of this Agreement, Bayer shall not manufacture or have manufactured any devices, cards, components or assemblies utilizing any information belonging to Pharmanetics.

Marketing Assistance/Training. Pharmanetics agrees to provide technical training, and technical assistance to Bayer personnel at periodic intervals, with the frequency and content to be determined by mutual agreement. Such training will be provided by Pharmanetics at no additional cost to Bayer, except that Bayer shall pay Pharmanetics's travel and related expenses associated with providing such training.

Customer Inquiries and Complaints. Pharmanetics will utilize Bayer's GEM system to log and track customer inquiries and complaints. Pharmanetics will maintain technical resources to enable it to acknowledge reasonable requests from Bayer for responses to customer inquiries within one business day.

Service. Except as otherwise provided in this Section, Pharmanetics agrees to provide service and maintenance for Instruments sold by Bayer for its standard fees as set forth on Schedule 3.6, and thereafter, as such fees change from time to time, and in accordance with Pharmanetics's then applicable standard service

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agreement. Pharmanetics shall offer to Bayer service contracts for Instruments to Bayer customers to provide maintenance and services in accordance with its standard contract. Pharmanetics shall provide Bayer with its service contract price list and, at its option, Bayer shall be entitled to sell such contracts to Bayer customers on behalf of Pharmanetics. Bayer shall bill for the service contracts which it sells and payment by Bayer to Pharmanetics shall be within thirty (30) days after Bayer receives payment for such service/maintenance contract. Service and maintenance shall be provided by Pharmanetics or an independent third party service company. To the extent that Pharmanetics intends to contract with a third party for service and maintenance of the Products, Pharmanetics will promptly advise Bayer in writing of the opportunity for Bayer to perform such service and maintenance.

Product Warranty. Neither party nor its subdistributors shall make any representation or warranty about the Products, whether in writing or orally, except as is contained in written materials delivered to Bayer by Pharmanetics expressly for use in promoting the sale of the Product or as may otherwise be agreed to by Pharmanetics in writing.


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Product Development.

Development by Pharmanetics. Pharmanetics shall consult with Bayer from time to time about improvements which may be desired by Bayer and end users without obligation to Pharmanetics. Bayer may, in its sole discretion, provide product suggestions, information about integration with its critical care instruments and data management systems, results of focus sessions and other expectations of end users, and access to technology available to it which may be useful to Pharmanetics. Pharmanetics will evaluate integrating its technology into Bayer's products. Bayer agrees to take no action to modify or change Pharmanetics's technology or the Products in any way without the prior written consent of Pharmanetics.

               Pharmanetics will use its best efforts to give Bayer a minimum of one hundred twenty (120) days advance notice of any material changes in the form or functionality of the Products. Bayer shall have the right to accept or reject such material changes relating to Products to be delivered to its installed base of customers; provided, however, Bayer may not reject safety or critical performance changes. In the event material changes to Products or improvements to Pharmanetics' technology are rejected above, Pharmanetics will continue to provide technical and other reasonable support for previous versions of Products and technology as reasonably requested to fulfill customer demand for a period of time mutually agreed by Pharmanetics and Bayer.

Rights to Products and New Products. Pharmanetics shall own all right, title, and interest in and to the know-how and technology relating to the Products.

Regulatory Compliance.

Registrations.

Pharmanetics shall use commercially reasonable efforts to obtain and maintain regulatory approvals, product registrations and requirements for it to sell the Products in the Territory where applicable. Pharmanetics agrees to cooperate with Bayer in any regulatory registration process to permit Bayer to participate in such process where feasible. Pharmanetics shall have sole discretion as to the commercial reasonableness of any acts required on its part to maintain any regulatory approval or requirement.

Pharmanetics shall promptly provide to Bayer copies of all required Product notifications and registrations to regulatory agencies (including device listing reports).

Pharmanetics shall provide to Bayer all information in the possession of Pharmanetics which provides assistance to Bayer in the registration of Products in Territories that Bayer launches Products.

Pharmanetics will comply with the requirements of the IVDD applicable to and required to be performed by Pharmanetics in order to allow Products to carry the CE Mark by December 1, 2003 for Products introduced prior to that date, or

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thereafter at the time of Product introduction for all other Products, provided that such compliance requirements related to Bayer performance have been completed.

Reporting Obligations. Bayer shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Products purchased by Bayer from Pharmanetics. Pharmanetics shall promptly provide to Bayer copies of all complaints received, resultant investigations and follow-up communications with respect to the Products sold to Bayer as well as responses sent, if any. Bayer shall promptly provide Pharmanetics with copies of any complaints relating to the Products received by Bayer. Except to the extent Bayer is otherwise required by law, Pharmanetics shall submit to the FDA all reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may have led or lead to death or serious injury and all other information about the Products required to be submitted to any regulatory agency, including the reports required under FDA's Medical Device Reporting rule, 21 CFR Parts 803 and 804, Vigilance reporting required by the European Union and other adverse reporting requirements applicable to the Products. All potential reports relating to Bayer labeled products, will be reviewed jointly by Bayer and Pharmanetics and approved by Bayer prior to submission to the FDA or other regulatory agencies or authorities provided Pharmanetics shall in all cases be entitled to make filings within any required regulatory deadlines.

Manufacturing and Design Control. Pharmanetics shall use its best efforts to comply with all applicable QSR requirements, including all international technical and quality standards applicable to the Products (including 150 9001/46001) which are incorporated into QSR, including GMP. From time-to-time, with reasonable prior notice to Pharmanetics, Bayer may inspect Pharmanetics facilities and upon reasonable request, review Pharmanetics's QSR compliance, including methods used to audit its subcontractors for QSR compliance and other applicable standards. Pharmanetics shall have sole discretion as to the commercial reasonableness of any acts required on its part with respect to QSR compliance, provided, however, Pharmanetics shall notify Bayer of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of QSR compliance. Pharmanetics must inform Bayer of all audits conducted by the FDA and other regulatory agencies and provide audit outcomes, correspondence and corrective actions, if required.

Samples. Pharmanetics shall retain samples of each lot of the Products for time periods which are in accordance with GMP.

Product Recalls and Field Corrective Actions. In the event (i) any government authority issues a directive or order that a Product be recalled, (ii) a court of competent jurisdiction orders such a recall or (iii) Pharmanetics or Bayer determines that a Product should be recalled or that a Field Corrective Action or removal should occur, the parties shall take all appropriate corrective action. Pharmanetics and Bayer will review any recommendation and agree to the appropriateness of the corrective action prior to its initiation and the

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notification of any affected customers. However, in the event the parties cannot agree on the corrective action, the party having responsibility for the corrective action may act at its discretion. Bayer will provide notice to its customers of the required corrective action for the Products. Upon determination of the party responsible for the recall or Field Corrective Action, such party shall be responsible for the cost of notifying end users and for determining the corrective actions to be taken and the costs associated with such actions. Pharmanetics and Bayer shall fully cooperate with one another and provide all reasonable assistance in conducting any recall or Field Corrective Action under this Paragraph. Bayer shall maintain records of all sales of the Products sufficient to carry out a recall with respect to Products purchased under the Agreement. If the recall meets the definition of corrective action and removal, and constitutes a risk to health, as defined by 21 CFR 806, corrective action shall be carried out in accordance with regulations including reporting to the FDA or under Vigilance reporting to the European Union competent authority and other applicable regulatory agencies.

General Obligations of Pharmanetics and Bayer.

Except as otherwise expressly provided in the Agreement, Pharmanetics shall manufacture, test, package, and label the Products pursuant to the terms, conditions and subject to the limitation contained in this Agreement. Bayer shall price, invoice and have shipped in the Territory or in the Specified Markets, all Products pursuant to the terms, conditions and subject to the limitations contained in this Agreement.

Pharmanetics shall manufacture, test, package, label and release and Bayer shall maintain, store and ship the Products in accordance with all applicable GMP requirements.

Each party shall promptly notify the other party of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture, sale or use of the Products; (2) any recall of the Products; (3) the withdrawal of the Products from the market; (4) any regulatory comments relating to the manufacture of the Products requiring a response or action by either party.

Pharmanetics shall maintain all manufacturing and analytical records, all records of shipments of the Products from Pharmanetics, and all validation data relating to the Products for the time periods required by applicable laws and regulations. Pharmanetics shall make such data available to the FDA upon request of the FDA, such request being made either directly to Bayer or to Pharmanetics, or otherwise as required by applicable law.

Orders.

Forecasts. Beginning with the execution hereof, Bayer shall provide monthly, by the fifteenth day of each month, its estimated forecast of its requirements for the Products for each of the six (6) months following the end of the month in which such forecast is submitted (each a "Forecast"). All Forecasts under this Agreement and updates thereof for any period will constitute a firm obligation of Bayer to purchase the quantities of Products indicated for the first three months of such Forecast.

Delivery. Pharmanetics shall use its best efforts to supply the Products ordered by Bayer and shall supply Products in accordance with the delivery schedule and in the quantities specified by Bayer provided; however, Pharmanetics shall not be obligated to deliver Products to the extent that orders for such Products exceed 125% of the quantities stated in the portion of any forecast which contains the firm obligation of Bayer to purchase Products. Pharmanetics shipments of Products shall be delivered FOB freight collect Pharmanetics's distribution site, Raleigh, North Carolina, to Bayer's carrier at which time title, ownership and risk of loss and damage shall pass to Bayer. Pharmanetics shall deliver Products, properly packed for distribution (including, but not limited to refrigerated distribution), to the carrier selected by Bayer at its distribution site. All freight and insurance expenses, as well as any special handling or special packing expenses requested by Bayer, shall be paid by Bayer. (Packing for refrigerated distribution is not a special packing expense.) Bayer shall bear any and all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier at Pharmanetics's distribution site. Pharmanetics shall include shipping documents with Products in accordance with Bayer's reasonable requests.

Acceptance of Products. Pharmanetics shall test each newly manufactured lot of Products for conformance with the applicable Release Criteria. Each lot meeting such Release Criteria shall be deemed accepted and Pharmanetics shall complete and forward to Bayer a certificate of analysis for such lot in a form based upon the Release Criteria and mutually agreed by the parties.

Packaging. All labels and labeling produced by Pharmanetics for Products, including packaging layout, design and color, shall be consistent with artwork supplied or approved by Bayer. Pharmanetics shall provide all necessary labels and package inserts for all Products, as well as for the shipping container, which labels and package inserts shall comply with applicable label and labeling requirements of the FDA and other regulatory agencies, including the labeling requirements of the IVDD. Bayer shall not use any other labels or package inserts for any of such Products.

Taxes; Duties. The actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the transfer of Products to Bayer are payable by Bayer. Bayer and its Affiliates shall pay all duties, tariffs, surcharges and other customs and other governmental fees levied in connection with the export of Products outside of the United States but within the Territory.

Quality. The parties shall in connection with the quarterly meetings required under Section 3.1 cooperate to develop and implement a quality plan designed to minimize or eliminate Product defects and provide for continuous improvement in Product quality.

Product Warranty.

Standard Limited Warranty. Pharmanetics warrants that the Routine Products, New Products and the Specialty Products shall, at the time of shipment, (a) conform to the applicable Specifications; (b) comply with the requirements of the Act, if applicable, and shall until their expiration date conform to the labeling and package inserts approved by Pharmanetics; (c) will not be products that are adulterated or misbranded within the meaning of the Act; (d) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (e) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.

               Pharmanetics warrants that all Instruments and Accent Instruments shall, until the earlier of twenty-four (24) months from shipment by Pharmanetics or twelve (12) months after the date of installation with the customer: (a) conform to the Instrument and Accent Instrument Specifications, as applicable; (b) comply with the requirements of the Act, if applicable, and shall conform to the labeling and package inserts approved by Pharmanetics; (c) will not be products that are adulterated or misbranded within the meaning of the Act; (d) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (e) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.

               This limited warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Pharmanetics's written approval, that have expired, or that were improperly stored or handled. Except as set forth in Schedule 6.1(b), as of the date of the execution of this Agreement, Pharmanetics has no knowledge that any of the Products, or the sale or use of any of the Products for their intended purposes infringe any intellectual property of any third party.

No Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN
SECTION 6.1 ABOVE, PHARMANETICS GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND PHARMANETICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

Remedy and Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, PHARMANETICS'S LIABILITY AND BAYER AND ITS AFFILIATES, ITS DISTRIBUTORS AND ITS CUSTOMERS SOLE REMEDY UNDER THE LIMITED WARRANTY UNDER ARTICLE 6 HEREOF WITH RESPECT TO ANY PRODUCTS SHALL BE LIMITED TO A REFUND OF BAYER'S COST OF THE PRODUCTS OR REPAIR OR REPLACEMENT, IN ALL EVENTS AT PHARMANETICS'S SOLE DISCRETION. EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL PHARMANETICS

BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCT OR FOR ANY-SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR OTHERWISE. PHARMANETICS SHALL BEAR THE EXPENSE OF FREIGHT FOR ALL RETURNED GOODS.

Card Dating. Pharmanetics guarantees to deliver all Routine Products within three (3) months of the date of manufacture and with a minimum of nine (9) months dating at the time of such delivery. Specialty Products delivered to Bayer pursuant to Section 2.8 shall be shipped into Bayer inventory with 9 months dating.

Assertion of Claims. In any case where Bayer expects to make a claim against Pharmanetics with respect to nonconforming Product, Bayer shall retain the Product for the lesser of thirty (30) days or receipt of written authorization and instructions of Pharmanetics either to dispose of the Product or to return the Product to Pharmanetics. Bayer will provide Pharmanetics proof of destruction of cards when requested by Pharmanetics.

Year 2000 Compliance. Subject to the limitations set forth in this Article 6, Pharmanetics certifies to Bayer that all Products are year 2000-compliant.

Payments for Product.

Purchase Price. Payments for Product shall be made in accordance with Schedule
7.

Adjustments to the Purchase Price. The Card Purchase Price shall be subject to adjustment as set forth in Schedule 7.

Failure of Efforts Maintain Distribution Rights. Notwithstanding anything to the contrary in this Agreement, at any time upon sixty (60) days' written notice where Bayer fails to (i) use commercially reasonable efforts to sell Products in any country within the Territory, or (ii) maintain a distribution network or other sales presence in any country within the Territory other than the United States and Canada, and such failure persists beyond such sixty (60) day period, Pharmanetics shall be entitled to terminate this Agreement with respect to the grant of distribution rights for that specific country.

Payment. All Pharmanetics invoices shall be paid net 30 days from date of invoice in US Dollars; provided, however, that if a customer will only accept a single lot of material over an extended period of time, payment for such Pharmanetics invoices shall be paid net sixty (60) days from date of Pharmanetics's invoice in US Dollars. Bayer shall provide Pharmanetics with documentation of such arrangements. Any invoiced amounts not paid when due shall be subject to a service charge at the lower of the rate of one and one-half (1.5%) percent per month or the maximum rate permitted by law. If Bayer fails to make any payment to Pharmanetics when due, Pharmanetics shall give Bayer written notice of such non-payment and Bayer shall have ten (10) days from the receipt of such notice to make the payment. Pharmanetics may upon thirty (30) days written notice to Bayer without affecting any other rights under this Agreement, terminate this Agreement or cancel or delay shipments hereunder to Bayer for non-payment by Bayer after such ten (10) day period.

Confidentiality.

"Proprietary Information" means: all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party or any of its Affiliates to the other party, retroactively to December 17, 1997, in writing, marked "Confidential", "Proprietary" or the like, or, if transmitted orally or by observation of equipment or other material, confirmed by a writing so marked within sixty (60) days of its disclosure, or which by its nature is information normally intended to be held in confidence, unless the same: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party; (c) is subsequently and lawfully received from a third party without its breach of any nondisclosure obligation; (d) is independently developed by employees of the receiving party who have had no access to the Proprietary Information of the disclosing party; or (e) is required to be disclosed by order of a court or administrative agency, provided that in such event the party that is subject to the required disclosure furnish the other party with adequate notice. Notwithstanding the immediately preceding sentence, Pharmanetics agrees that all new materials and other information which Bayer provided to Pharmanetics prior to December 17, 1997, shall be treated as Proprietary Information.

Non-Disclosure. During the duration of this Agreement and for a period of five
(5) years thereafter, neither party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from other party, except to the extent required to comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

ensuring that only its employees whose duties require them to possess such information have access thereto; and

exercising at least the same degree of care that it uses for its own Proprietary Information.

Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other party shall either return all of such disclosing party's Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and in any event shall make no further use of such Proprietary Information at any time provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party's obligations pursuant to this Section 8.

Use of Proprietary Information. During the duration of this Agreement and for a period of five (5) years thereafter, neither party shall use the other party's Proprietary Information for any purposes, except to perform its obligations hereunder. In no event shall Bayer use any Proprietary Information for commercial purposes subsequent to the termination of this Agreement.

Injunctive Relief. Each party acknowledges that the other party would not have an adequate remedy at law for breach of any of the covenants contained in this
Section 8 and hereby consents to the enforcement of same by the other party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief. The provisions of this Agreement relating to Proprietary Information shall supercede any prior agreements relating to Proprietary Information between Bayer and Pharmanetics.

Indemnification.

Indemnification by Pharmanetics. Subject to Bayer's compliance with its obligations set forth in Section 9.3 below, Pharmanetics shall indemnify, defend and hold Bayer, its Affiliates, subdistributors, their directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and other costs of defense) (collectively "Losses") attributable to, or arising out of a breach by Pharmanetics of any of Pharmanetics's warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by Pharmanetics of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by Pharmanetics's fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

Indemnification by Bayer. Subject to Bayer's compliance with its obligations set forth in Section 9.3 below, Bayer shall indemnify, defend and hold Pharmanetics and its Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of a breach by Bayer of any of Bayer's warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by Bayer or any of its Affiliates of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by Bayer's fault, negligence or breach of any its obligations hereunder concerning the use or sale of the Product.

Notice and Assistance. A party (the "indemnitee") which intends to claim indemnification under this Section 9 shall promptly notify the other party (the

"indemnitor") in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the indemnitor, the indemnitee shall render the indemnitor all assistance reasonably necessary in defending against such claim, suit, or action. The indemnitee party shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and the indemnitor will cooperate with such counsel.

Patents.

Ownership. Except as provided herein with respect to trademarks, Bayer acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of Pharmanetics owned by Pharmanetics at the time of the execution of this Agreement. Except as provided herein with respect to trademarks, Pharmanetics acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of Bayer owned by Bayer at the time of the execution of this Agreement.

Patent Infringement.

Defense. Bayer agrees that Pharmanetics has the right to defend or at Pharmanetics's option to settle, and Pharmanetics agrees at Pharmanetics's expense, to defend or at Pharmanetics's option to settle, each claim, suit or proceeding brought against Bayer or Bayer's customers arising out of or related to an allegation of infringement of any United States patent, copyright, or trademark or misappropriation of trade secrets by the sale of Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Pharmanetics shall have sole control of any such action or settlement negotiations, and Pharmanetics agrees to pay, subject to the limitations hereinafter set forth, any final judgment (including all prejudgment and post-judgment interest) entered against Bayer or Bayer's customers on such issue in any such suit or proceeding defended by Pharmanetics. Bayer agrees that Pharmanetics at Pharmanetics's sole option, shall be relieved of the foregoing obligations unless Bayer shall notify Pharmanetics promptly in writing following receipt of service of process or any other direct communication from the party bringing a claim, suit or proceeding of such claim, suit or proceeding and give Pharmanetics authority to proceed as contemplated herein, and at Pharmanetics's expense, cooperates with Pharmanetics to settle and/or defend any such claim, suit or proceeding. Pharmanetics shall not be liable for any costs or expenses incurred without Pharmanetics's written authorization.

Limitation. Notwithstanding the provisions of subsection 10.2(a) above, Pharmanetics assumes no liability for (i) infringements covering completed Products when used in combination with another product or products or any composition, assembly, combination method or process in which any of the Products may be used in combination with another product or products; provided, however, that such limitation shall not apply where the sale or use of the Product (whether or not in any composition, assembly, combination, method or process) is a sale for a use or a use intended or approved by Pharmanetics; (ii) infringements involving any marking or branding not applied by Pharmanetics or applied at the request of Bayer; or (iii) infringements involving the modification or servicing of the Products, or any part thereof unless such modification or servicing was performed by Pharmanetics or in accordance with Pharmanetics's written instructions or approved by Pharmanetics.

THE FOREGOING PROVISIONS OF THIS SECTION 10.2 STATE THE ENTIRE LIABILITY AND OBLIGATION OF PHARMANETICS AND THE EXCLUSIVE REMEDY OF BAYER, ITS AFFILIATES, DISTRIBUTORS AND CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

Patent Enforcement. If Bayer believes that a third party is reasonably likely infringing Pharmanetics's patent rights in the Territory, Bayer shall promptly notify Pharmanetics of that fact and shall provide to Pharmanetics reasonable evidence of any such claim based upon materials available to Bayer. Upon receipt of evidence satisfactory to Pharmanetics of infringement, in Pharmanetics's sole discretion Pharmanetics shall then have the sole right to take action against such infringing third party. If Pharmanetics fails to take commercially reasonable action within two (2)months to stop such infringement, and such infringement, if allowed to continue, would have a substantial effect on Bayer's sales of the Product, Bayer shall then be entitled to take commercially reasonable action to stop such infringement, including the filing of suit; provided, that Bayer shall not have such right so long as Pharmanetics is then diligently taking action against at least one infringing third party in at least one country in the Territory. If Bayer chooses to take such commercially reasonable action, Pharmanetics shall cooperate with Bayer to enable Bayer to take such action and Bayer shall have sole control over any lawsuit or settlement. For purposes of this Section 10.2(d), "commercially reasonable action" requires at a minimum advising the infringing party to cease and desist its infringement. For purposes of this Section 10.2(d), "substantial effect on Bayer's sales of the Product" means a third party offering for sale the Product or an equivalent of the Product. For purposes of this Section 10.2(d), "diligently taking action" means that Pharmanetics has filed at least one patent infringement lawsuit against at least one infringer in at least one country. Any recovery of damages or settlement amounts from any court actions or out of court actions shall be divided as follows: one hundred percent to cover costs of the parties until expenses are reimbursed in full and thereafter seventy five percent to Pharmanetics and twenty-five percent to Bayer. Pharmanetics shall have the right to settle any such action. Bayer shall have the right to renegotiate its minimum performance obligations under Section 7.3 to the extent they may be affected by such third party sales of the Product(s) in the Territory.

Cooperation. If either party takes action against a third party pursuant to this
Section 10.2, or if a third party claims the manufacture, use or sale of Product in the Territory infringes its patent or other proprietary rights, the other party agrees to provide reasonable assistance by supplying information within its control which may assist the party taking the enforcement action or defending such claim.

Distribution Rights. Pharmanetics hereby grants to Bayer the right to act as its authorized distributor in the Territory to use and sell the Products for the term of this Agreement. During the term of this Agreement Pharmanetics shall not bring any claim or action against Bayer or any of its Affiliates for the infringement or misappropriation of any intellectual property owned or licensed to Pharmanetics based upon the use or sale by Bayer or any of its Affiliates of Products pursuant to the terms and conditions of this Agreement.

Term; Termination.

Term. The initial term of this Agreement shall be from the Effective Date until December 31, 2003, unless terminated earlier under the provisions of this Agreement. The parties intend to renew this Agreement at the end of each five-year period (subject to the parties' renegotiation in good faith of minimum purchase and price provisions) unless at least one hundred eighty (180) days prior to the end of any five year term, either party provides to the other written notice of its intent to terminate.

Termination for Cause - Either Party. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business;

after sixty (60) days' written notice from the terminating party without cure by the other party of any material breach of this Agreement by the other party not involving minimum sales or payments;

the failure by Bayer to make any payment due under this Agreement consistent with the terms contained in Section 7.2;

the failure by Bayer to maintain sales to end users as set forth in sub-section 7.3;

after sixty (60) days written notice from Pharmanetics, without cure by Bayer, in the event of the sale of products by a distributor appointed by Bayer in the Territory which are competitive with the Products; or the "change of control" of Pharmanetics. Change of control of Pharmanetics shall be defined as (i) the merger or consolidation of Pharmanetics with a third party where Pharmanetics is not the surviving entity or (ii) the sale of all or substantially all of Pharmanetics's assets or (iii) the sale or transfer of all or substantially all of Pharmanetics's rights related to the manufacture and sale of products in Pharmanetics's Routine Product or Specialty Product division, provided, however, Pharmanetics may not terminate this Agreement for this cause prior to December 31, 2002.

The "change of control" of Bayer where Bayer or the successor entity, as the case may be, competes with Pharmanetics with respect to rapid diagnostic testing of hemostasis in the Territory in the Specified Markets. For purposes of this
Section 11.2(h), "change of control" of Bayer shall have the meaning set forth in Section 10.1(d) of the Common Stock Purchase Agreement between Bayer and Pharmanetics, dated as of the date hereof.

Rights and Duties Upon Termination.

Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination, including under any purchase order for Products placed prior to the effective date of termination.

Except as provided otherwise in this Section 11.3, upon termination of this Agreement, Pharmanetics shall use reasonable efforts to continue to sell and supply Products to Bayer and its Affiliates in such quantities as ordered but in quantities no greater than reasonably appropriate in connection with fulfilling contractual commitments to customers of Bayer, its Affiliates and its subdistributors for a period not to exceed twelve (12) months; provided, however, that such customers are end-user customers that purchased Products during the six (6) months immediately prior to the termination of this Agreement. Prices for Products shall remain at the level of the immediately prior year adjusted solely for increases/decreases in material, labor, and reasonable overhead; provided, however, that if the termination of this Agreement does not relate to Section 11.2(c) or Section 11.2(d) or Section 11.2(e), any such price increases shall be limited to increases in the Producer Price Index over the index for the year prior to any such termination. Upon termination of this Agreement, and to the extent permitted under applicable law, in each and every case for a price paid by Pharmanetics equal to the cost and expense incurred by Bayer and its Affiliates to obtain such approvals and registrations, Bayer, upon Pharmanetics's request, shall assign to Pharmanetics (or such other entities designated by Pharmanetics) all product approvals, registrations and regulatory approvals to sell Products in each country in the Territory; or, if assignment of any such registration or approval is not permissible under applicable law, where requested by Pharmanetics, Bayer shall grant Pharmanetics (or its designee) a right of reference to such registrations and approvals. Bayer shall otherwise use reasonable efforts to enable Pharmanetics to import and sell the Products in such countries.

Upon termination of this Agreement by Bayer, Pharmanetics will not sell cards bearing Bayer marks except to Bayer.

Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

Non-Competition. Bayer shall not, during the term of this Agreement, manufacture, sell, distribute or cause to be distributed a competing point of care coagulation product in the Territory in the Specified Markets.

Arbitration.

         Except for terminations pursuant to Section 11.3 above, all disputes, controversies and differences which may arise between the parties out of, in relation to or in connection with this Agreement, or for the breach thereof, or any claim based on or arising from any alleged wrongful conduct or omission related to this Agreement, may upon mutual agreement of the parties, be determined by arbitration. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association ("AAA"), Supplementary Procedures for Large Complex Disputes, in effect as of the commencement of the arbitration, as modified by the provisions of this paragraph. The arbitration shall be held in Raleigh, North Carolina if the arbitration is called for by Pharmanetics and in Boston, Massachusetts if the arbitration is called for by Bayer. Whenever a party desires to request arbitration proceedings, such party shall first cause its chief executive officer or other designated and authorized officer to contact the other party; which shall cause its chief executive officer or other designated and authorized officer to make good faith efforts to resolve any such dispute prior to arbitration or litigation.

         No provision of this section shall limit the right of either party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration if injunctive relief from the court is necessary to prevent serious and irreparable injury to one party or the other. The parties acknowledge that for purposes of this Agreement (1) preliminary injunctions, appointments of receivers, attachments, temporary protective orders and writs of possession constitute "provisional remedies," and (2) judicial actions to enforce a decision reached pursuant to this section constitute "ancillary remedies."

Miscellaneous.

Choice of Law. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules.

Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

                  To Bayer:

                  Bayer Diagnostics
                  63 North Street
                  Medfield, MA   02052
                  Attn: Senior Vice President and General Manager, New Patient Testing Segment
                  Fax:  508-359-3115
                  and with a copy to:

                  Bayer Diagnostics
                  63 North Street
                  Medfield, MA   02502
                  Attn:    NPT Counsel
                  Fax:     508-359-3885

                  To Pharmanetics:

                  Pharmanetics, Inc.
                  9401 Globe Center Drive
                  Suite 140
                  Morrisville, NC 27560
                  Attn: President
                  Fax: (919) 954-9932

                  and with a copy to:

                  Larry E.  Robbins, Esq.
                  Wyrick, Robbins, Yates & Ponton, LLP
                  4101 Lake Boone Trail
                  Suite 300
                  Raleigh, NC 27607
                  Fax (919) 781-4865


                           or to such other address as the addressee may have
                  specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, transmitted by facsimile or fifteen (15) days after so mailed.

Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

No Waiver. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

Assignment, Binding Effect. Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any person to which substantially all of the assets comprising its hemostasis products business are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement. In performing this Agreement, Bayer may, upon sixty (60) days advance written notice, delegate to its Affiliates its obligations hereunder. Bayer Diagnostics shall remain primarily liable to Pharmanetics despite such delegation.

Independent Contractor. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

Force Majeure. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

Insurance. Pharmanetics and Bayer shall at all times maintain insurance, including product liability insurance, in the amount of $5,000,000.00. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance. Such insurance shall not be canceled without at least thirty (30) days prior written notice to Bayer.

Books and Records. Pharmanetics and Bayer shall, during the term of this Agreement and for three (3) years thereafter, make and keep full and accurate books and records showing the quantities of Products sold in sufficient detail to determine applicable pricing pursuant to Section 7.2 and applicable Card, commission, and Instrument credits pursuant to Sections 3.6, 5.6 and 5.7. Each party shall be permitted to designate an independent third party such as a nationally recognized accounting firm to inspect the applicable books and records of the other party from time to time, during regular business hours to the extent necessary to verify applicable pricing and credits. The designated party shall report its findings to the requesting party. Each party agrees to treat as Proprietary Information all information learned in the course of any such inspection hereunder, except when it is necessary for the party to reveal such information in order to enforce its rights under this Agreement. Notwithstanding anything to the contrary contained herein, the party to be inspected may waive at any time the requirement contained in this section relating to the use of an independent third party.

Press Releases; Publicity. Neither party shall publicly disclose or announce any term of this Agreement; provided, however, that a party may issue a press release disclosing the existence of this Agreement and other terms only upon prior written agreement of the other party, further provided, that each party shall at all times be entitled to make disclosures required by applicable securities laws.

                     [The next page is the signature page.]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

PHARMANETICS, INC.                             BAYER CORPORATION


By:  /s/ John Funkhouser                       By:  /s/ Frances L. Tuttle
     John Funkhouser                                Frances L. Tuttle
     President                                      Senior Vice President -
                                                      Near Patient Testing